Exhibit 1

Westpac
Pillar 3 Report

December 2010

Incorporating the requirements of
Australian Prudential Standard APS 330

Westpac Banking Corporation ABN 33 007 457 141

Pillar 3 Report

3	Introduction
4	Group Structure
5	Capital Overview
8	Credit Risk Exposures
12	Disclosure Regarding Forward-looking Statements

In this report:

•        References to ‘Westpac’, ‘The Westpac Group’ and ‘Group’ mean Westpac Banking Corporation ABN 33 007 457 141 and its subsidiaries unless they clearly mean just Westpac Banking Corporation or the context indicates otherwise.

Introduction

Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by the Australian Prudential Regulation Authority (APRA). APRA has accredited Westpac to apply the most advanced models permitted by the Basel II global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Advanced Measurement approach for operational risk.

In accordance with Australian Prudential Standard 330 Capital Adequacy: Public Disclosure of Prudential Information (APS 330), financial institutions that have received this accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

This report is Westpac’s disclosure for the three months ended 31 December 2010 under these prudential requirements.

St.George Bank

On 1 March 2010, Westpac Banking Corporation and St.George Bank commenced operating as a single ADI. As a result, this report no longer discloses St.George Bank separately.

APRA has approved the use of the Advanced IRB approach for credit risk and the Advanced Measurement approach for operational risk for portfolios formerly originated by St.George Bank from 30 June 2010 onwards(1).

The Structure of Westpac’s Pillar 3 Report as at 31 December 2010

This report presents information on the prudential assessment of Westpac’s capital adequacy as at 31 December 2010. The sections are arranged as follows:

•             ‘Group Structure’ describes the principles of consolidation used to determine Westpac’s capital adequacy;

•             ‘Capital Overview’ describes Westpac’s capital management strategy and presents the capital adequacy ratios for The Westpac Group; and

•             ‘Credit Risk Exposures’ tabulates Westpac’s credit risk exposures, including impaired and past due loans and loan impairment provisions.

(1)     Following St.George being approved to use the advanced approaches, St.George exposures are now reported in the advanced categories. Throughout this report, comparatives at 31 December 2009 show St.George Bank portfolios using the Standardised approach.

Group Structure

Regulatory consolidation

Westpac seeks to ensure that it is adequately capitalised at all times, both on a stand-alone and Group basis. APRA applies a tiered approach to measuring Westpac’s capital adequacy(1) by assessing financial strength at three levels:

•             Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy;

•             Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations; and

•             Level 3, the conglomerate group at the widest level.

Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.

Accounting consolidation

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including special purpose entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the parent entity has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that are presently exercisable or convertible are taken into account.

Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

•             insurance (including friendly societies and health funds);

•             acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;

•             non-financial (commercial) operations; or

•             special purpose entities to which assets have been transferred in accordance with the requirements of APS 120 Securitisation.

With the exception of securitisation special purpose entities, equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital.

Westpac New Zealand Limited

Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity(2), is a registered bank incorporated in New Zealand and regulated by the Reserve Bank of New Zealand. WNZL uses the Advanced IRB approach for credit risk and the Advanced Measurement approach for operational risk. For the purposes of determining Westpac’s capital adequacy, Westpac New Zealand Limited is consolidated at Level 2.

(1)	APS 110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.
(2)	Other subsidiary banking entities in the Group include Westpac Bank of Tonga, Westpac Bank-PNG-Limited, Westpac Bank Samoa Limited and Westpac Europe Limited.

Capital Overview

Capital management strategy

The Group’s approach seeks to balance the fact that capital is an expensive form of funding with the need to be adequately capitalised as an ADI. Westpac considers the need to balance efficiency, flexibility and adequacy when determining sufficiency of capital and when developing capital management plans.

Westpac details these considerations through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include:

•             the development of a capital management strategy, including target capital ratios, capital buffers and contingency plans, which guides the development of specific capital plans;

•             consideration of both economic and regulatory capital requirements, including the revised capital adequacy framework known as Basel III;

•             a process that challenges the capital measures, coverage and requirements which incorporates a comparison of economic and regulatory requirements and the use of a Quantitative Scenario Analysis (stress testing) framework that considers, amongst other things, the impact of adverse economic scenarios; and

•             consideration of the perspectives of external stakeholders including rating agencies and equity investors.

Westpac’s capital adequacy ratios

	31 December	30 September	31 December
%	2010	2010	2009
The Westpac Group at Level 2
Tier 1	9.2	9.1	8.5
Total	10.5	11.0	11.1
The Westpac Group at Level 1
Tier 1	9.4	9.2	10.2
Total	11.2	11.5	12.7

Westpac New Zealand Limited’s capital adequacy ratios

	31 December	30 September	31 December
%	2010	2010	2009
Westpac New Zealand Limited
Tier 1	9.7	9.9	9.5
Total	12.7	12.7	12.5

Changes in regulatory parameters and classifications

As part of the normal annual review cycle, credit risk estimates for all portfolios were updated during the December 2010 quarter. Significant changes in parameters took place in the Small Business portfolio, where average LGD across the Group has risen from 32% to 39%. Changes in the measurement of the proportion of undrawn commitments utilised by customers who end up in default have increased EADs for Small Business and Other Retail.

Capital Overview continued

Capital requirements

This table shows risk weighted assets and associated capital requirements(1) for each risk type included in the regulatory assessment of Westpac’s capital adequacy.

31 December 2010	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach(2)	Weighted Assets	Required
Credit risk
Corporate	56,080	1,114	57,194	4,576
Business lending	44,477	778	45,255	3,620
Sovereign	770	545	1,315	105
Bank	4,574	103	4,677	374
Residential mortgages(3)	53,950	1,092	55,042	4,403
Australian credit cards	5,369	—	5,369	430
Other retail	7,944	1,792	9,736	779
Small business	4,119	—	4,119	330
Specialised lending	43,878	276	44,154	3,532
Securitisation	4,342	—	4,342	347
Total	225,503	5,700	231,203	18,496
Equity risk			1,164	93
Market risk			6,025	482
Operational risk			19,636	1,571
Interest rate risk in the banking book			16,885	1,351
Other assets(4)			3,377	270
Total			278,290	22,263

30 September 2010	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach(2)	Weighted Assets	Required
Credit risk
Corporate	58,220	1,470	59,690	4,775
Business lending	43,867	765	44,632	3,571
Sovereign	647	514	1,161	93
Bank	3,692	75	3,767	301
Residential mortgages	56,536	1,008	57,544	4,604
Australian credit cards	6,093	—	6,093	487
Other retail	7,541	1,826	9,367	749
Small business	3,016	—	3,016	241
Specialised lending	45,700	258	45,958	3,677
Securitisation	4,602	—	4,602	368
Total	229,914	5,916	235,830	18,866
Equity risk			1,122	90
Market risk			5,201	416
Operational risk			19,824	1,586
Interest rate risk in the banking book			14,697	1,176
Other assets(4)			2,705	216
Total			279,379	22,350

(1)	Capital requirements are expressed as 8% of total risk weighted assets.
(2)	Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.
(3)	The decline in RWA for residential mortgages is not due to changes in credit parameters but to improved seasoning of the portfolio.
(4)	Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

Capital Overview continued

31 December 2009	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach(1)	Weighted Assets	Required
Credit risk
Corporate	49,830	8,426	58,256	4,660
Business lending	29,671	30,068	59,739	4,779
Sovereign	390	473	863	69
Bank	3,846	458	4,304	344
Residential mortgages	37,542	32,209	69,751	5,580
Australian credit cards	4,769	1,925	6,694	536
Other retail	4,400	5,579	9,979	798
Small business	3,111	—	3,111	249
Specialised lending	29,103	265	29,368	2,350
Securitisation	4,598	959	5,557	445
Total	167,260	80,362	247,622	19,810
Equity risk			1,362	109
Market risk			8,623	690
Operational risk			21,847	1,748
Interest rate risk in the banking book			9,568	765
Other assets(2)			2,512	201
Total			291,534	23,323

(1)	Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.
(2)	Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

Credit Risk Exposures

Credit risk summary

This table presents a summary of the prudential assessment of credit risk, impaired loans and actual losses by portfolio.

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 December 2010	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 3 months
$m	at Default	Assets	Loss(1)	exposures	Loans	Loans	ended
Corporate	90,392	56,080	1,087	628	1,043	412	52
Business lending	61,945	44,477	1,083	612	869	414	28
Sovereign	16,839	770	2	2	—	—	—
Bank	19,775	4,574	8	5	4	3	—
Residential mortgages	357,994	53,950	813	615	290	112	25
Australian credit cards	18,180	5,369	297	221	97	74	82
Other retail	9,232	7,944	344	255	105	72	46
Small business	9,115	4,119	97	52	70	40	12
Specialised lending	43,116	43,878	2,431	803	2,008	719	40
Securitisation	17,844	4,342	—	—	9	7	—
Standardised	8,984	5,700	—	—	228	131	3
Total	653,416	231,203	6,162	3,193	4,723	1,984	288

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 September 2010	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 12 months
$m	at Default	Assets	Loss(1)	exposures	Loans	Loans	ended
Corporate	90,992	58,220	1,066	593	858	341	141
Business lending	61,036	43,867	963	537	923	414	169
Sovereign	15,813	647	1	1	—	—	—
Bank	19,005	3,692	8	5	4	3	—
Residential mortgages	351,229	56,536	669	529	370	104	129
Australian credit cards	17,862	6,093	327	245	104	77	324
Other retail	8,284	7,541	305	230	111	78	206
Small business	8,674	3,016	103	67	52	27	58
Specialised lending	44,010	45,700	2,531	861	1,898	667	267
Securitisation	17,773	4,602	—	—	22	19	—
Standardised	9,248	5,916	—	—	243	134	6
Total	643,926	235,830	5,973	3,068	4,585	1,864	1,300

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 December 2009	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 3 months
$m	at Default	Assets	Loss(1)	exposures	Loans	Loans	ended
Corporate	83,093	49,830	842	485	741	352	1
Business lending	44,841	29,671	560	356	470	192	26
Sovereign	7,760	390	1	1	—	—	—
Bank	22,698	3,846	9	6	5	4	—
Residential mortgages	237,221	37,542	448	347	339	88	21
Australian credit cards	14,453	4,769	253	197	68	56	55
Other retail	4,765	4,400	181	140	57	45	33
Small business	8,690	3,111	112	70	54	24	17
Specialised lending	28,205	29,103	970	508	700	294	5
Securitisation	20,136	5,557	—	—	24	8	—
Standardised	132,807	79,403	—	—	1,538	578	45
Total	604,669	247,622	3,376	2,110	3,996	1,641	203

(1)	Includes regulatory expected losses for defaulted and non-defaulted exposures.

Credit Risk Exposures continued

Exposure at Default by portfolio and major type

The following table segments credit risk exposure by portfolio and balance sheet category.

31 December 2010	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet(1)	Non-market related	Market related	at Default	3 months ended(2)
Corporate	39,958	42,048	8,386	90,392	90,692
Business lending	48,763	13,182	—	61,945	61,491
Sovereign	13,957	2,377	505	16,839	16,326
Bank	5,697	2,897	11,181	19,775	19,390
Residential mortgages	307,836	50,158	—	357,994	354,611
Australian credit cards	9,723	8,457	—	18,180	18,021
Other retail	7,769	1,463	—	9,232	8,758
Small business	6,912	2,203	—	9,115	8,895
Specialised lending	36,819	6,297	—	43,116	43,563
Securitisation	8,719	9,125	—	17,844	17,808
Standardised	8,071	913	—	8,984	9,116
Total	494,224	139,120	20,072	653,416	648,671

30 September 2010	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet(1)	Non-market related	Market related	at Default	12 months ended(3)
Corporate	41,903	39,926	9,163	90,992	87,270
Business lending	48,867	12,169	—	61,036	51,116
Sovereign	13,194	2,157	462	15,813	12,164
Bank	4,477	3,226	11,302	19,005	20,980
Residential mortgages	302,958	48,271	—	351,229	281,007
Australian credit cards	9,817	8,045	—	17,862	15,770
Other retail	7,140	1,144	—	8,284	6,169
Small business	6,880	1,794	—	8,674	8,770
Specialised lending	37,750	6,260	—	44,010	34,807
Securitisation	8,778	8,562	433	17,773	19,476
Standardised	8,075	1,173	—	9,248	83,157
Total	489,839	132,727	21,360	643,926	620,686

31 December 2009	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet(1)	Non-market related	Market related	at Default	3 months ended(4)
Corporate	38,060	37,146	7,887	83,093	85,531
Business lending	35,522	9,319	—	44,841	44,670
Sovereign	3,699	3,309	752	7,760	8,262
Bank	7,746	2,643	12,309	22,698	21,596
Residential mortgages	206,775	30,446	—	237,221	231,867
Australian credit cards	7,791	6,662	—	14,453	14,374
Other retail	3,732	1,033	—	4,765	4,773
Small business	7,037	1,653	—	8,690	8,767
Specialised lending	24,002	4,203	—	28,205	28,043
Securitisation	12,405	7,609	122	20,136	20,279
Standardised	128,448	3,965	394	132,807	131,074
Total	475,217	107,988	21,464	604,669	599,236

(1)	EAD associated with the on balance sheet outstandings of each portfolio.
(2)	Average is based on exposures as at 30 September 2010 and 31 December 2010.
(3)	Average is based on exposures as at 30 September 2010, 30 June 2010, 31 March 2010, 31 December 2009 and 30 September 2009.
(4)	Average is based on exposures as at 30 September 2009 and 31 December 2009.

Credit Risk Exposures continued

Loan impairment provisions

APS 220 Credit Quality requires that Westpac report specific provisions and a General Reserve for Credit Loss (GRCL). All provisions for impairment assessed on an individual basis in accordance with A-IFRS are classified as specific provisions. Collective provisions raised under A-IFRS are either classified into specific provisions or a GRCL.

A GRCL adjustment is made for the amount of GRCL that Westpac reports for regulatory purposes under APS 220 in addition to provisions reported by Westpac under A-IFRS. For capital adequacy purposes the GRCL adjustment is deducted from Tier 1 capital.

31 December 2010		A-IFRS Provisions		GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	1,739	245	1,984	NA	1,984
for defaulted but not impaired loans	NA	205	205	NA	205
General Reserve for Credit Loss	NA	2,930	2,930	—	2,930
Total provisions for impairment charges	1,739	3,380	5,119	—	5,119

30 September 2010		A-IFRS Provisions		GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	1,622	242	1,864	NA	1,864
for defaulted but not impaired loans	NA	199	199	NA	199
General Reserve for Credit Loss	NA	2,991	2,991	—	2,991
Total provisions for impairment charges(1)	1,622	3,432	5,054	—	5,054

31 December 2009		A-IFRS Provisions		GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	1,402	239	1,641	NA	1,641
for defaulted but not impaired loans	NA	166	166	NA	166
General Reserve for Credit Loss	NA	3,131	3,131	—	3,131
Total provisions for impairment charges	1,402	3,536	4,938	—	4,938

(1)

Impairment provisions shown in this table are for the level 2 consolidated group, and do not include provisions held by level 3 subsidiaries of $7m at 30 September 2010. Consequently, total impairment provisions will differ to disclosures in the Westpac Group’s statutory accounts, and other market disclosures prepared at the conglomerate group level in periods where provisions are held by level 3 subsidiaries.

Credit Risk Exposures continued

Impaired and past due loans by portfolio

The following table discloses the crystallisation of credit risk as impairment and loss. Analysis of exposures 90 days past due but well secured, impaired loans, related provisions and actual losses is broken down by portfolio.

			Specific
31 December 2010	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans(1)	3 months ended
Corporate	127	1,043	412	40%	52
Business lending	609	869	414	48%	28
Sovereign	—	—	—	—	—
Bank	—	4	3	75%	—
Residential mortgages	1,483	290	112	39%	25
Australian credit cards	—	97	74	76%	82
Other retail	—	105	72	69%	46
Small business	59	70	40	57%	12
Specialised lending	1,006	2,008	719	36%	40
Securitisation	—	9	7	78%	—
Standardised	57	228	131	57%	3
Total	3,341	4,723	1,984	42%	288

			Specific
30 September 2010	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans(1)	12 months ended
Corporate	104	858	341	40%	141
Business lending	576	923	414	45%	169
Sovereign	—	—	—	—	—
Bank	—	4	3	75%	—
Residential mortgages	1,205	370	104	28%	129
Australian credit cards	—	104	77	74%	324
Other retail	8	111	78	70%	206
Small business	76	52	27	52%	58
Specialised lending	1,130	1,898	667	35%	267
Securitisation	—	22	19	86%	—
Standardised	44	243	134	55%	6
Total	3,143	4,585	1,864	41%	1,300

			Specific
31 December 2009	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans(1)	3 months ended
Corporate	9	741	352	48%	1
Business lending	281	470	192	41%	26
Sovereign	—	—	—	—	—
Bank	—	5	4	80%	—
Residential mortgages	579	339	88	26%	21
Australian credit cards	—	68	56	82%	55
Other retail	—	57	45	79%	33
Small business	78	54	24	44%	17
Specialised lending	233	700	294	42%	5
Securitisation	—	24	8	33%	—
Standardised	1,100	1,538	578	38%	45
Total	2,280	3,996	1,641	41%	203

(1)	Care should be taken when comparing these ratios to Basel model LGD estimates because impaired loans represent a subset of total defaulted loans.

Disclosure Regarding Forward-looking Statements

This report contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts, and appear in a number of places in this Pillar 3 Report. We use words such as ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘will’, ‘risk’ or other similar words to identify forward-looking statements. These forward-looking statements have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us and are subject to risks and uncertainty which are, in many instances, beyond our control. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on us will be those anticipated by management. Actual results could differ materially from those Westpac expects, depending on the outcome of various factors, including, but not limited to those described in the sections entitled “Reading this report” and “Risk and risk management” in Westpac’s most recent annual report available at www.westpac.com.au/investorcentre. Westpac is under no obligation, and does not intend, to update any forward-looking statements contained in this report, whether as a result of new information, future events or otherwise, after the date of this report.

Currency of presentation and certain definitions

In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.